Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the proxy statement/prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-4 of Golden Green Enterprises Limited and China Opportunity Acquisition Corp. of our audit report dated November 10, 2008, relating to the consolidated financial statements of Henan Green Complex Materials Co., Ltd as of December 31, 2007, 2006 and 2005 and for the years then ended. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus constituting part of this registration statement.

/s/ UHY VOCATION HK CPA LIMITED

UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China,
January 23, 2009